Exhibit 99





                  HERSHEY FOODS CLARIFIES 2003 PENSION EXPENSE


HERSHEY, Pa., February 11, 2003--Hershey Foods Corporation today announced that it expects 2003 pension expense to be approximately $12 million higher than 2002. In response to a question during a web-cast conference call on January 29, 2003, the Company indicated 2003 pension expense would be similar to or slightly below 2002 pension expense. The increased 2003 pension expense now being projected became evident as actuarial results were updated, and is related primarily to market performance during 2002.


"The higher non-cash pension expense projected for 2003 does not alter the full year earnings guidance we gave during the January 29, 2003, conference call," said Frank
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Cerminara, Senior Vice President and Chief Financial Officer. "Given this change in pension expense, however, we believe it is important to communicate the information to the investment community."


During 2002, the Company contributed $280 million to its domestic pension plans, primarily to offset the impact of 2002 market performance. The Company's pension plans are well funded.


SAFE HARBOR STATEMENT
---------------------

This release contains statements which are forward looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: pension cost factors, such as actuarial assumptions and employee retirement decisions; changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; market demand for new and existing products; and changes in raw material and other costs, as discussed in the Company's annual report on Form 10-K for 2001.

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Media Contact:  Christine M. Dugan  (717) 508-3238
Financial Contact:  James A. Edris  (717) 534-7556